EXHIBIT 99.1

                              DATE:  July 8, 1995
                              FOR IMMEDIATE RELEASE

                              FOR FURTHER INFORMATION CONTACT:
                              Jay S. Sidhu (610) 320-8415
                              Richard E. Elko (610) 320-8434
                              Linda Hagginbottom (610) 320-8498


                   LAWRENCE W. O'NEILL RESIGNS
                AS DIRECTOR OF SOVEREIGN BANCORP

          WYOMISSING, PA., Sovereign Bancorp, Inc. (NASDAQ-NMS-
SVRN), parent company of Sovereign Bank, FSB ("Sovereign") announced today that Lawrence W. O'Neill has resigned as a director of Sovereign Bancorp, Inc., effective June 30, 1995. Sovereign believes that Mr. O'Neill's resignation, as well as the prior resignations of former directors Frederick J. Jaindl and Arthur A. Haberberger, represent a continuation of a policy dispute underlying litigation commenced by Sovereign against them in December 1993.

     Mr. O'Neill, along with Mr. Jaindl and Mr. Haberberger, had been engaged in a policy dispute over Sovereign's strategic direction with other Board members, including Sovereign's CEO, Jay S. Sidhu, and Sovereign's present Chairman, Richard E. Mohn, which resulted in litigation, commenced by Sovereign in December 1993 against Mr. O'Neill, Mr. Jaindl, and Mr. Haberberger. This litigation was settled in January, 1994. Mr. Jaindl resigned from Sovereign's Board in April, 1995, and Mr. Haberberger resigned in September, 1994.

     One of Mr. O'Neill's letters of resignation includes, as the reason for his resignation, the reasons set forth in Mr. Jaindl's letter of resignation relating to differences and disagreements with other directors relating to certain of Sovereign's operations, policies, and practices, including the "proper level of tangible capital, interest rate sensitivity and use of derivatives," and matters of corporate governance and strategic direction. Sovereign's Board previously considered these reasons and the concerns which underlie them and unanimously believed them to be without merit. Mr. O'neill's letter of resignation also alleges a "difference" with other directors over the "response" of Sovereign's Board to purchases of stock by
Mr. Sidhu and Mr. Mohn during November 1994. In January 1995, Mr. Jaindl brought to the attention of Sovereign's Board a letter, allegedly signed by a person he refused to identify, suggesting that certain transactions in Sovereign securities by Mr. Sidhu, executed in mid-November 1994 after approval by Sovereign's inside counsel, violated Sovereign's Code of Conduct and federal securities laws in light of Sovereign's approval shortly thereafter, of the leveraging, from time to time, of Sovereign's ESOP to permit the purchase of up to four million shares of Sovereign's common stock by an independent trustee over an indefinite period of time, in the market. Sovereign's Board, including Mr. O'Neill, directed its regular outside counsel to review the matter and report back to Sovereign's Board. On January 30, 1995, outside counsel reported, among other things, that in its view, such securities transactions, as well as certain securities transactions effected by Mr. Mohn, also executed after approval by inside counsel, did not violate Sovereign's Code of Conduct or the federal securities law. Shortly thereafter, Mr. O'Neill questioned outside counsel's independence and conclusions and suggested that the matter be turned over to another law firm. In response to Mr. O'Neill, Sovereign's Ethics Committee then retained special counsel, nationally recognized in matters involving insider trading, and an investment banking firm, both with no prior relationship to Sovereign, to review regular outside counsel's opinion and to expand upon regular outside counsel's review. On February 22, 1995, Sovereign's Ethics Committee submitted to Sovereign's Board, its final report, supported by the opinions of special counsel and the investment banking firm, reaffirming regular
outside counsel's conclusions.   This report was unanimously
approved by Sovereign's Board, including Mr. O'Neill.

     Sovereign believes that Mr. O'Neill's and Mr. Jaindl's disagreements with Sovereign's Board relating to operations, policies, and practices, as well as Mr. O'Neill's "differences" with the Sovereign Board relating to its "response" to the aforementioned securities transactions also represent a continuation of the policy dispute underlying the 1993 litigation.

     Commenting on these resignations, Sovereign's Chairman, Richard E. Mohn said, "We regret all disruptions at Sovereign over the past months. I am very confident there will be absolute focus at Sovereign to assure maximizing value for all our shareholders."

                             THE END